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                                                                    EXHIBIT 10.5


Creo Products Inc. Employee Profit Sharing Plan
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Creo Products Inc. Employee Profit Sharing Plan was approved by the Board of
Directors on November 20/21, 1997 by the following resolution:

On a motion by Colin Evans, seconded by Amos Michelson and approved unanimously, it was RESOLVED THAT the resolution below (Resolution No. R9 - November 20/21,
1997) regarding the Employee Profit Sharing Plan be approved and confirmed.

(Resolution No. R9 - November 20/21, 1997)

RESOLVED that the Company adopt, in respect of any fiscal year following the termination of the Shareholders' Agreement (as amended) (the "Shareholders' Agreement") an Employee Profit Sharing Plan embodying the same terms and conditions as those presently contained in Articles 4.1 and 4.2 of the Shareholders' Agreement, with such modifications, if any, as the Compensation Committee, together with the Chief Financial Officer, consider appropriate.


The Articles 4.1 And 4.2 of the Shareholders' Agreement dated April 29/th/, 1994 and as amended November 2/nd/, 1995 and May 1997 are as follows:

4.1    Distribution of Bonuses and Employee Reserved Shares

       The Company may pay an Employee Bonus to employees of the Company and its subsidiaries, in such aggregate amount as the Company deems appropriate, and may issue all or any portion of the Employee Reserved Shares, provided:

4.1.1 the Employee Bonus shall only be paid from funds which constitute the Operating Profit for the applicable fiscal year;

4.1.2 the aggregate of all Employee Bonuses declared for the applicable fiscal year shall not exceed 12% of the Base Amount (as defined below) and shall be determined as follows:

       (a) Employee Bonuses may be paid to all employees of the Company, other than Spencer, Gelbart, and Michelson, in such amount, not exceeding in the aggregate 9% of the Base Amount, as the Board of Directors may determine;

       (b) Employee Bonuses may, at the sole discretion of the Company's management be paid to any employees of the Company, other than Spencer, Gelbart, and Michelson, in an aggregate amount which is no greater than 3% of the Base Amount;

       (c) for purposes of this Section 4.1.2. the Base Amount in any fiscal year shall be an amount equal to:

            (i)  Operating Profit, less

            (ii) 12% of Average Shareholders Equity

4.1.3 the Employee Reserved Shares may only be allocated and issued with the consent of the Company's Board of Directors.

4.1.4 any decisions made pursuant to the Employee Bonus and the Employee Reserved Shares plans for a particular fiscal year shall not be subsequently changed within the applicable fiscal year.

4.2    Limitation

       No Employee Bonus may be declared to Spencer, Gelbart of Michelson, and no Employee Reserved Shares may be issued to Spencer, Gelbart of Michelson by the Company without the prior written approval of the Compensation Committee which approval must include the affirmative vote of the STAR nominee or the FBDB nominee or the Goldman Sachs nominee or the nominee of the Brinson Group.